SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2003

SPORTSLINE.COM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-23337	65-0470894
(Commission File Number)	(I.R.S. Employer Identification No.)

2200 W. Cypress Creek Road Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(954) 489-4000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

On October 9, 2003, SportsLine.com, Inc. (“SportsLine”) and The PGA TOUR (“TOUR”) jointly issued a press release announcing that SportsLine and TOUR had entered into a new multi-year agreement (the “New Agreement”) whereby the parties will continue their relationship to co-produce PGATOUR.COM. A copy of this press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Under SportsLine’s agreement with the PGA TOUR which expires at the end of 2003 (the “Prior Agreement”), SportsLine is responsible for the production of the PGATOUR.com site and SportsLine and the TOUR share in all revenue generated by the site. SportsLine paid an up-front licensing fee of $8,500,000 which was recorded on the balance sheet as licensing rights and was amortized to depreciation and amortization expense over each related contract year from 1999 through 2002. In January 2003, SportsLine paid an additional licensing fee of $2,000,000 in cash to the TOUR which is being recognized as sales and marketing expense during 2003.

Pursuant to the terms of the New Agreement, SportsLine remains responsible for the production of the PGATOUR.COM site through 2007. Commencing in 2004, SportsLine will produce the site pursuant to a budget that is set for the first contract year at $4,000,000 and will be entitled to recoup the amount of the budget from certain revenues generated from the site after which such revenues will be shared equally by SportsLine and the TOUR. The TOUR will be entitled to retain certain revenues from the site generated from its existing sponsors and will be entitled to recoup certain costs from e-commerce, syndication, multimedia and subscription sales. SportsLine is not required to pay any additional licensing fees pursuant to the New Agreement and, accordingly, beginning in January 2004, SportsLine will not incur any sales and marketing expense in connection with payments to the TOUR.

Item	7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

99.1    Press Release of SportsLine.com, Inc. dated October 9, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSLINE.COM, INC.

Date: October 9, 2003	By:	/s/ Kenneth W. Sanders

Kenneth W. Sanders Chief Financial Officer

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SPORTSLINE.COM, INC.

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release of SportsLine.com, Inc. dated October 9, 2003